Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Ensysce Biosciences, Inc. on Forms S-8 (No. 333-295451, No. 333-286948, No. 333-275095, No. 333-262419 and No. 333-260116) and Forms S-3 (No. 333-296499, No. 333-294939, No. 333-291892, No. 333-286943, No. 333-286584, No. 333-286580, No. 333-282563, No. 333-269472, No. 333-269157, No. 333-267001, No. 333-276537, and No. 333-275456) of our report dated May 13, 2026, on our audits of the financial statements of Cy Biopharma, Inc. as of December 31, 2025 and 2024 and for each of the years then ended, which report is included in this Form 8-K/A (Amendment No. 2) to be filed on or about October 15, 2026. Our report includes an explanatory paragraph about the existence of substantial doubt concerning Cy Biopharma, Inc.’s ability to continue as a going concern.

/s/ EisnerAmper LLP

EISNERAMPER LLP

Iselin, New Jersey

October 15, 2026